Exhibit 10.40

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is entered into by and between VARIAN, INC., a Delaware corporation (the “Company”), and Gordon B. Tredger, an employee of the Company (“Employee”).

The Company and Employee are parties to a Change in Control Agreement (the “Agreement”) dated as of October 6, 2008. On July 26, 2009, the Company, Agilent Technologies, Inc., a Delaware corporation, and Cobalt Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Agilent, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into the Company and the Company will survive the merger and continue as a wholly owned subsidiary of Agilent (the “Merger”). In connection with approving entering into the Merger Agreement, the Board determined that it is in the best interest of the Company and its stockholders for the Company to amend the Agreement, effective as of, and contingent upon, the closing of the Merger pursuant to the Merger Agreement.

In view of the foregoing, the Company and Employee agree as follows:

1. Subsections (ii) and (iii) of the definition of “Good Reason” set forth in Section 3(d) of the Agreement are hereby amended to read in their entirety as follows, effective as of, and contingent upon, the closing of the Merger:

“(ii) A reduction of Employee’s total compensation, as was provided to Employee as of July 26, 2009, as the same may have been increased from time to time after the Change in Control Date other than (A) a reduction implemented with the consent of Employee or (B) a reduction that is generally comparable (proportionately) to compensation reductions imposed on senior executives of the Company generally; or

(iii) The failure to provide to Employee the benefits and perquisites, including participation on a comparable basis in the Company’s stock option, incentive, and other similar plans in which employees of the Company of comparable title and salary grade participate, as were provided to Employee immediately prior to July 26, 2009, or with a package of benefits and perquisites that are substantially comparable in all material respects to such benefits and perquisites provided prior to July 26, 2009; or”

2. This Amendment, taken together with the Agreement, to the extent not modified by this Amendment, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the Agreement.

IN WITNESS WHEREOF, the parties acknowledge that they have read and understand the terms of this Amendment and have executed this Amendment to be effective on the date that it is signed by both parties.

VARIAN, INC.		EMPLOYEE

/s/ Arthur W. Homan		/s/ Gordon B. Tredger
By:	Arthur W. Homan	Gordon B. Tredger
Title:	Secretary

Date:	September 4, 2009	Date:	September 8, 2009

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